Jefferies & Company, Inc.
         11100 Santa Monica Boulevard, 10th Floor; Los Angeles, California 90025
CORPORATE FINANCE     Telephone (310) 575-5200 (800) 983-6656 Fax (310) 575-5165

                                December 1, 2000

THE MAJESTIC STAR CASINO, LLC
One Buffington Harbor Drive
Gary, Indiana  46406-3000

Gentlemen:

      We understand that a subsidiary of The Majestic Star Casino, LLC (the "Company") is negotiating with Fitzgeralds Gaming Corporation to purchase its casino properties in Black Hawk, Colorado, Tunica, Mississippi, and Las Vegas, Nevada (the "Target Properties"). You have advised us that the total cost to purchase the Target Properties will be $155 million, including the cost of financing. You have further advised us that you will require $135 million of high yield debt financing in the form of senior secured notes (the "Debt Financing"), in addition to $20 million of equity provided by the Company.

      We are pleased to confirm that Jefferies & Company, Inc. ("Jefferies") is highly confident in its ability to arrange the Debt Financing and authorize the Company to provide Fitzgeralds Gaming Corporation and its affiliates with a copy of this letter. Our ability to complete the Debt Financing is subject to (i) no adverse change in the condition (financial or otherwise), results of operations, prospects or business of the Target Properties or the Company; (ii) the preparation, execution, and delivery of documentation and contracts reasonably satisfactory to Jefferies, the purchasers of the securities and their counsel, which documentation will contain representations, warranties, conditions, covenants and other terms and provisions as are customary in transactions of this type; (iii) satisfactory completion of business, tax, financial, legal, accounting and other customary due diligence matters; (iv) satisfactory market conditions; and (v) regulatory approval. This highly confident letter supersedes any previously issued highly confident letter with respect to the Debt Financing.

      Jefferies & Company, Inc. is an investment banking firm with an extensive high yield presence and distribution capability. Since 1993, Jefferies has raised over $30 billion of debt for its clients. In addition, Jefferies has extensive investment banking capability and experience in the gaming industry and is a leading underwriter of gaming securities.

      We are delighted to have this opportunity to work with you and look forward to assisting you with the consummation of this Debt Financing.

                                       Sincerely,

                                       JEFFERIES & COMPANY, INC.



                                       By:  /S/ M. BRENT STEVENS
                                            ------------------------------------
                                            M. Brent Stevens
                                            Managing Director